EXHIBIT 23



                 Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-20774, 33-22136,
33- 40561, 33-41671 and 33-46011) of Structural Dynamics Research Corporation of our report dated February 15, 1995 appearing on page 32 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule and our report dated March 24,
1995 on the financial statements of SDRC Software and Services, GmbH which is included in this Form 10-K.



Price Waterhouse LLP

Cincinnati, Ohio
March 28, 1995



                  Report of Independent Accountants

To the Shareholder Council
and Shareholders of
SDRC Software and Services, GmbH

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of SDRC Software and Services, GmbH at December 31,
1994, and the results of its operations and its cash flows for the nine months ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management;
our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.





Price Waterhouse LLP

Cincinnati, Ohio
March 24, 1995
STATEMENT OF OPERATIONS
SDRC Software and Services, GmbH
For the Nine Months Ended December 31, 1994



Revenue:

Software products and services                        $  6,276

Maintenance                                              2,209

Net revenue                                              8,485

Cost and expenses:

Cost of revenue                                          3,011

Research and development expenses                        4,329

Selling, general and administrative expenses            10,603

Total cost and expenses                                 17,943

Operating loss                                          (9,458)

Other income, principally interest                          63

Loss before income taxes                                (9,395)

Income tax expense                                          11

Net loss                                               $(9,406)



See accompanying notes to financial statements.
BALANCE SHEET
SDRC Software and Services, GmbH
As of December 31, 1994



(in thousands, except per share data)

Assets
Current assets:
Cash                                                   $  1,907
Trade accounts receivable, net                            2,741
Other assets                                                  6

Total current assets                                      4,654

Property and equipment, at cost:
Computer and other equipment                              1,567
Office furniture and equipment                              251
Leasehold improvements                                      169

                                                          1,987

Less accumulated depreciation and amortization             (640)

Net property and equipment                                1,347

Total assets                                           $  6,001



Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable - trade                               $    512
Accounts payable - related party                          2,788
Accrued expenses - trade                                  1,482
Accrued expenses - related party                          1,243
Deferred revenue                                          1,079

Total current liabilities                                 7,104
Shareholders' equity:
Common stock, nominal value 1,000,000 deutsche
 marks per share.
Authorized and outstanding 1 share.                         586

Capital in excess of stated value                         7,717
Accumulated deficit                                      (9,406)

Total shareholders' equity                               (1,103)

Total liabilities and shareholders' equity              $ 6,001


See accompanying notes to financial statements.

STATEMENT OF SHAREHOLDERS' EQUITY
SDRC Software and Services, GmbH

                   Common stock     Capital               Total
                   outstanding      in excess  Retained   share-
                   Share    Stated  of stated  earnings   holders'
(in thousands)              Value   value


Initial
capitalization
April 1, 1994        1      $586    $1,007     $  --      $ 1,593

Additional equity
contributions       --        --     6,710        --        6,710

Net loss            --        --       --       (9,406)    (9,406)

December 31, 1994    1      $586    $7,717     $(9,406)   $(1,103)


See accompanying notes to financial statements.
STATEMENT OF CASH FLOWS
SDRC Software and Services, GmbH
For the Nine Months Ended December 31, 1994



(in thousands)
Cash flows from operating activities:
Net loss                                               $  (9,406)

Adjustments to reconcile net loss
to net cash provided by operating activities:
Depreciation                                                 640
Changes in assets and liabilities:
Increase in accounts receivable, net                      (2,741)
Increase in other assets                                      (6)
Increase in accounts payable                               3,300
Increase  in accrued expenses                              2,725
Increase in deferred revenue                               1,079

Net cash used in operating activities                     (4,409)


Cash flows from investing activities:
Additions to property and equipment, net                  (1,987)


Net cash used in investing activities                     (1,987)


Cash flows from financing activities:
Stock issuance                                             1,593
Additional equity contributions                            6,710


Net cash provided by financing activities                  8,303


Increase in cash and cash equivalents                      1,907
Cash and cash equivalents:
Beginning of period                                          --

End of period                                          $   1,907


See accompanying notes to financial statements.
NOTES TO FINANCIAL STATEMENTS
SDRC Software and Services, GmbH


(in thousands)

(1)  Summary of Significant Accounting Policies

(a)  Basis of Presentation

In 1994, Structural Dynamics Research Corporation (SDRC) and Siemens Nixdorf Informationssysteme AG (SNI) formed a joint venture company, SDRC Software and Services, GmbH to supply mechanical CAE/CAD/CAM software and services in Central Europe.
SDRC owns 50.1% and SNI owns 49.9% of the Company. The initial contribution was in the form of cash, assets, software and software license agreements.

(b)  Revenue Recognition

The use of software programs is licensed through the Company's direct sales force and by specific arrangements with certain hardware vendors and representatives. Revenue generated from licenses is recognized when the following criteria have been met: (a) a written order for the unconditional license of software has been received, (b) the Company has delivered the products and performed substantially all services for which it was committed, (c) the customer is obligated to pay and (d) collectibility is probable. When customers have the right to return products, revenue recognition is deferred until the right to return expires.

Maintenance revenue is recognized ratably over the term of the agreement and represents the substantial component of deferred revenue.

(c) Cash

The Company invests its excess cash with a major financial institution with a strong credit rating. Excess cash, above weekly operating needs, is deposited in a demand deposit account in order to maximize interest income.

(d) Property and Equipment

Depreciation is primarily computed on the straight-line method. Leasehold improvements are amortized on the straight-line method over the lesser of the life of the lease or the estimated useful life of the improvement. The general ranges of years used in calculating depreciation and amortization are: computer and other equipment, 2-5 years; office furniture and equipment, 5 years; leasehold improvements, 2 - 5 years.

(e) Income Taxes

The Company complies with SFAS No. 109 "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. A valuation allowance is provided against deferred tax assets when the Company believes it is more likely than not that the deferred tax assets will not be realized.

(f) Concentration of Credit Risk

The Company's revenue is generated from customers in diversified industries, primarily in Germany (91%) and Austria (9%). The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains allowances for potential credit losses which management believes to be adequate in the circumstances.


(g) Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value.


(2)     Supplemental Balance Sheet Data

Trade accounts receivable, net, as of December 31, 1994 consists of:

Trade accounts receivable                              $2,865

Allowance for doubtful accounts and reserve
for returns and allowances                               (124)

                                                       $2,741

Accrued expenses as of December 31, 1994 consist of:

Accrued compensation                                   $1,072

External development expenses                             470

Software distribution costs                               359

Accrued royalties                                         191

Other                                                     633


                                                       $2,725


(3)     Leases

Future minimum lease payments under noncancelable operating leases for the five years ending December 31, 1999 approximate $1,586, $1,240, $696, $403, and $175, respectively. Total rental expense under operating leases for the nine months ended December 31, 1994 was $1,271.

(4)   Income Taxes

The Company has generated a net operating loss (NOL) of $9,406 for the nine months ending December 31, 1994. There was no income tax provisions made in the financial statements for the nine months ended December 31, 1994. No tax benefit has been currently recognized for the NOL as the realization is not assured. Income tax expense represents withholding taxes related to interest income.


(5)  Related Party Transactions

The Company and SDRC have entered into an agreement whereby the Company is entitled to license software products developed by SDRC in exchange for royalty payments. The royalty payments are calculated as a percentage of the current local country list price.

For 1994 the joint venture agreement requires each joint venture partner to make additional equity contributions in the event of venture losses. The agreement also stipulates additional contributions denominated in deutsche marks (DM). SNI will contribute 28,125 DM or $17,907 through 1997 and SDRC will contribute 3,200 DM or $2,037 through 1996.

The following transactions were recorded by the Company as a result of transactions with SDRC and SNI/Siemens AG for the nine months ended December 31, 1994:

                                  SDRC         SNI/Siemens AG

Royalty fees                      $2,668       $   191
Development expenses                  --         1,530
Software distribution                 --           359
expenses
Facility and administrative
expenses                              --           289
Management allocation to
Switzerland                         (174)           --

Amounts owed or accrued, net
at December 31, 1994              $2,566        $1,465